Consent of Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statement of Additional Information for the Equity Index Fund, Core Equity Fund, Growth Equity Fund, Special Equity Fund, International Growth Fund, Balanced Fund, Short Term Income Fund, Short-Intermediate Bond Fund, Government Income Fund, Bond Fund, Global Bond Fund, Intermediate Municipal Bond Fund, Pennsylvania Municipal Bond Fund, New Jersey Municipal Bond Fund, Treasury Reserve, Cash Reserve, Tax-Free Reserve, Elite Cash Reserve, Elite Treasury Reserve, and Elite Tax-Free Reserve, and to the incorporation by reference in this Post-Effective Amendment No. 33 to the Registration Statement (Form N-1A No. 2-93214) of CoreFunds, Inc. of our reports dated August 12, 1997, included in the 1997 Annual Report to Shareholders of CoreFunds, Inc.


/s/ Ernst & Young LLP
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Philadelphia, Pennsylvania
October 22, 1997